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                         October 6, 2022

       Bruce D. Broussard
       President and Chief Executive Officer
       Humana Inc.
       500 West Main Street
       Louisville, Kentucky 40202

                                                        Re: Humana Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 9, 2022
                                                            File No. 001-05975

       Dear Bruce D. Broussard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program